Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Oragenics, Inc. on Form S-3 of our report, dated May 26, 2020, with respect to our audits of the financial statements of Noachis Terra Inc. from the time of inception on March 9, 2020 through March 31, 2020, which report is included in the amendment to the Current Report on Form 8-K/A of Oragenics, Inc. as filed with the Securities and Exchange Commission on May 29, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.
Clearwater, Florida
May 29, 2020